Exhibit 10.1

December 18, 2017

Mr. Daniel A. DeMatteo
625 Westport Parkway
Grapevine, Texas 76051

RE:	Compensation During Service as Interim CEO

Dear Mr. DeMatteo:

On the date set forth above, the independent directors of the Board of Directors (the “Board”) of GameStop Corp. (the “Company”), upon the recommendation of the Compensation Committee of the Board, authorized and approved the following changes to your compensation:
Effective as of November 13, 2017 and for the period of your service as the Company’s interim Chief Executive Officer (“interim CEO”), your annual rate of base salary will be $900,000 and your target annual bonus opportunity will be 200% of base salary actually earned.
Accordingly, your target annual bonus opportunity for fiscal 2017 (and for fiscal 2018, if you continue to serve as interim CEO for a portion of that year) will be determined as the weighted average of your target bonus opportunities for the portions of the fiscal year that you do and do not serve as interim CEO.
For example, your fiscal 2017 target annual bonus opportunity was previously 150% of a $300,000 annual rate of base salary. If you remain in service as interim CEO for the remainder of fiscal 2017, you will have served in your prior role for 288 days and as interim CEO for 83 days during fiscal 2017 (fiscal 2017 has 371 days). In that case, your target annual bonus opportunity for fiscal 2017 will be $752,021, determined as follows:
(288/371 * $300,000 * 150%) + (83/371 * $900,000 * 200%)
The other terms of your annual bonus opportunity, including the annual bonus payout scale for performance above or below target (as a percentage of your target opportunity), remain unchanged.
The compensation changes described above, as well as the changes in your title, authority and duties associated with your service as interim CEO, are expected to be temporary. Therefore, you acknowledge and agree that the reversion at any time of your base salary, annual bonus opportunity, title, authority and/or duties to those in effect prior to November 13, 2017 will not constitute “Good Reason” for purposes of your Executive Employment Agreement with the Company dated May 10, 2013.
Except as and to the extent expressly set forth in this letter, all other elements of your compensation remain unchanged.

Very truly yours,
/s/ GERALD R. SZCZEPANSKI
Gerald R. Szczepanski, Chair of Compensation Committee

Acknowledged:
/s/ DANIEL A. DEMATTEO
Daniel A. DeMatteo